Exhibit 5.1

Randy Katz T (213) 417-5310 F (213) 488-1178 Email:rkatz@clarkhill.com	Clark Hill LLP 555 South Flower Street, 24th Floor Los Angeles, CA 90071 T (213) 891-9100 F (213) 488-1178

May 22, 2023

Via e-mail: robert@konagoldbeverage.com

Kona Gold Beverage, Inc.

746 North Drive, Suite A

Melbourne, Florida 32934

Attn: Robert Clark, Chairman of the Board, Chief Executive Officer, and President

Re:	Kona Gold Beverage, Inc.

Dear Mr. Clark:

We have acted as securities counsel to Kona Gold Beverage, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as part of the Registration Statement (the “Selling Stockholders”) of up to 702,280,139 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), consisting of (i) up to 642,224,583 shares of common stock, par value $0.00001 per share issuable under an equity line in the amount of $5,000,000 (the “Equity Line”) established by the Equity Purchase Agreement, dated March 30, 2023 (the “EPA”), between the Company and Mast Hill Fund, L.P. (“Mast Hill”); (ii) 56,000,000 shares of Common Stock issuable upon exercise of a Common Stock Purchase Warrant (the “EPA Warrant”) granted to Mast Hill; and (iii) up to 4,055,556 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrant (the “Placement Warrant”) granted to J.H. Darbie & Co. The shares of Common Stock issuable under the Equity Line and upon exercise of the EPA Warrant and the Placement Warrant are collectively referred to as the “Underlying Common Stock.” This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In connection with the opinions expressed herein, we have examined such documents and records and considered such legal matters as we have deemed relevant or necessary for the purposes of this letter, including, without limitation, (i) the Registration Statement; (ii) the Certificate of Incorporation, as amended from time to time, and the Bylaws of the Company; (iii) the EPA, (iv) the form of the EPA Warrant; (v) the form of the Placement Warrant, and (vi) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to these opinions, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Kona Gold Beverage Inc.

Attn: Robert Clark

May 22, 2023

We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule, or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the shares of Underlying Common Stock have been duly authorized for issuance and, when issued and delivered by the Company against payment therefor, upon exercise of the warrants in accordance with the terms of the warrants, the shares of Underlying Common Stock will be duly and validly issued, fully paid, and non-assessable.

We are opining solely on all applicable statutory provisions of the Delaware General Corporation Law, including the rules and regulations underlying those provisions.

In addition, the foregoing opinions are qualified to the extent that (i) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers) and (ii) no opinions are expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion letter and the opinions expressed herein are for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Underlying Common Stock, or the Registration Statement. These opinions are given as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Clark Hill LLP